Exhibit 10.10

 ASSET PURCHASE AGREEMENT

   THIS AGREEMENT is made and entered into this 2nd day of August, 2006 by and among Arts-Way Manufacturing Co., Inc., a Delaware corporation ("Buyer"), and Freedom Bank, a bank organized and existing under the laws of the State of Iowa ("Seller").

                             RECITALS
   Seller is presently the owner as the secured party transferee of certain assets and properties formerly used by Techspace, Inc., in the business of the design, manufacture, and installation of custom research or diagnostic facilities for laboratory animal research, for biocontainment, public health and general laboratory requirements that are distributed to third party purchasers (the "Subject Business") which assets were voluntarily surrendered to Seller who was the holder of a security interest therein.
Buyer desires to purchase the Subject Business, including the assets connected therewith, from Seller all on the terms and conditions set forth herein.

   NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and other good and valuable consideration hereinafter set forth, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby promise and agree as follows:


   1. ASSETS TO BE PURCHASED AND EXCLUDED.

      (a) Personal Property. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign and deliver to Buyer and Buyer agrees to purchase from Seller at the Closing (as defined in Section 6) the following assets owned as provided above by Seller and used by Techspace, lnc%, in the operation of the Subject Business as they exist on the Closing Date (collectively, the "Subject Assets"):

         (i) all machinery, equipment, furniture and fixed assets surrendered by Techspace, Inc. to Seller including without limitation those items identified or described, on attached Exhibit A and incorporated herein.

         (ii) all inventories of raw materials, work in process, and finished goods (including all such inventory at Techspace, Inc.s facility in Monona, Iowa); (the "Inventory");

         (iii) all purchase orders, order backlog, engineering, all drawings, designs, specifications, process information, performance data, software, programs, backlog, contracts, proprietary designs and other information, and data relating to the Subject Business and related equipment listed;

         (iv) all sales and customer lists and records, personnel and payroll records, purchasing, supplier and sale records (the "Subject Business Records");

         (v) all supplies, packaging materials, marketing and sales literature, consumable materials and other miscellaneous items of similar character; and,

         (vi) any and all intellectual property, trademarks, patents, phone numbers, website, e-mail addresses, and any other goodwill of the Subject Business.

         (vii) all accounts receivable that are less than 91 days old arising in the ordinary course of Techspace, Inc.s business from the sale of products to customers.

         (viii) all other property located at Techspace, Inc.s facility in Monona, Iowa.

   (b) Real Property. The real property previously occupied by Techspace, Inc., was deeded to Freedom Bank and is being transferred to Arts Way
Manufacturing Company, Inc. by Freedom Bank. The real property being transferred to Arts Way Manufacturing Company, Inc. is legally described as follows:

   Lot One (1) of Lot One (1) of Lot Nine (9) in the Northeast Quarter (NEI/4) of the Southeast Quarter (SE1/4) of Section Fourteen (14), Township Ninety-five (95) North, Range Five (5), West of the 5th P.M., in the City of Monona, Clayton County, Iowa, according to Plat recorded in Book 8, Plats, Page 85; EXCEPT Lot One (1) of Lot One (1) of Lot One
(1) of Lot Nine (9) thereof;

   AND

   Lot One (1) of Lot One (1) of Lot One (1) of Lot Nine (9) in the Northeast Quarter (NE1/4) of the Southeast Quarter (SE1/4) of Section Fourteen (14), Township Ninety-Five (95) North, Range Five (5), West of the P.M., in the City of Monona, in Clayton County, Iowa, according to Plat recorded in Book 14, Plats, Page 49.

   AND

   Lot Two (2) of Lot One (1) of Lot Nine (9) of the Northeast
Quarter (NE1/4) of the Southeast Quarter (SE1/4) of Section Fourteen (14), Township Ninety-Five (95) North, Range Five(s), West of the hh1 P.M., in Clayton County, Iowa, according to the recorded Platthereof in Book 8, Land Rats, Page 85 in the office of the Clayton County Recorder.

   (c) Excluded Assets. Except as provided, the Subject Assets shall not include any of the following (collectively, the "Excluded Assets"):

       (i) any cash, or cash equivalent assets of Subject Business;

       (ii) Techspace, Inc.s corporate minute book, financial statements and records, stock records or tax returns;

       (iii) any personal effects of the shareholders, directors, officers and employees of the Techspace, Inc. described on the attached Exhbit B; and

       (iv) a certain Kyocera Mita KM3035 copier with Base, Finisher, Print Controller and Document Feeder that are subject to a lease with Great America Leasing Corporation lease number 330332 of Cedar Rapids, Iowa.

   2. NO ASSUMPTION OF LIABILITIES. Buyer shall assume no obligations or liabilities of Seller or Techspace, Inc., whatsoever, of any kind or nature, whether they are accrued, absolute, contingent or otherwise. Arts-Way Manufacturing Company, Inc. shall be liable for any road use taxes payable in connection with the purchase of vehicles contemplated herein. The transfer taxes on the real estate shall be charged against the purchase price to be received by Seller at closing. Seller assumes no liability for any and all taxes, accounts payable, claims (both known and unknown), and debts incurred by, assessed against, and/or in the name of Techspace, Inc.

   3. PURCHASE PRICE; ADJUSTMENT; PAYMENT; ALLOCATION.

      (a) Purchase Price for Personal Property. Subject to the adjustments in Section 3(b), the purchase price for the Subject Assets is One Million Four Hundred Fifty One Thousand Eight Hundred Fifty Nine Dollars ($1,451,859). Buyer has deposited with Techspace, Inc.s broker, Equity Partners, Inc. the sum of $145,000 as earnest money (herein "Earnest Money") which Earnest Money, together with any interest thereon, shall be applied to the purchase price at closing.

      (b) Adjustments to Purchase Price. The Purchase Price shall be adjusted upward or downward by the sum of the following adjustments:

          (i) Accounts Receivable Adjustment. The purchase price shall be calculated as a percentage of their face amount according to age as follows:

              those less than 30 days old shall be valued at 90% of the
                face amount
              thereof;
              those 31 to 60 days old shall be valued at 80% of the face amount thereof; and, those 61 to 90 days old shall be valued at 70% of the face amount thereof.

              No accounts receivable more than 90 days old shall be purchased.

          The valuation of the currently existing accounts receivable is calculated as set forth in the following table:

          Age       Less Than    31-60 Days   61-90 Days         Total
                     30 Days                                    Valuation
    Face Amount*   360,749.20      1,181.21      295.00        $362,225.38
    Percentage            90%           80%         70%
     of Face
     Amount
    Valuation      324,674.28        944.97      206.50        $325,825.75

     No account receivable shall be given a value in making such calculation that is not an account receivable from a customer arising from the sale of goods by Techspace, Inc., in the ordinary course of business. In applying the foregoing valuation, the face amount of all accounts receivable shall be net of all offsets and applicable discounts. No account receivable which is contested in whole or in part by the debtor thereon shall be included as an account receivable in determining the foregoing valuation nor shall it be transferred to Buyer but shall be retained by Seller.

     No account receivable shall be given a value in making such calculation with respect to which the debtor on such account receivable is also a creditor of Techspace, Inc.

        (ii) Inventory Valuation. The purchase price of the inventory shall be calculated as a percentage of such inventorys original cost or its current market value if lower than original cost (hereinafter "Inventory Cost") according to age as follows:

         Inventories (including both Work in Process (WIP) and other inventory less than six months old shall be valued at 75% of the Inventory Cost thereof,

         Inventories (including both Work in Process (WIP) and other inventory six month old or more than six months old shall be valued at 0% of the Inventory Cost thereof (Note a shrink factor was determined to be 3.13% based on a sampling of inventory counted by Buyer and Techspace, Inc. representatives and has been taken into account in calculating the current inventory value shown in the table below),

         Obsolete inventory that is useable in existing orders shall be valued at 10% of the Inventory Cost thereof.

     The valuation of the currently existing Inventory valued using the foregoing schedule, is illustrated on Exhibit "C".

     Any item of inventory that is not new, is damaged, is otherwise unusable for the purpose intended, is in excess of a 6 month supply at current production rates, or is not used in the production of products in Techspace, Inc.s current product line shall be given a value of zero with the exception of the useable old inventory referred to above.


        (iii) Adjustment for Customer Deposits. The purchase price shall be reduced by the amount of any customer deposits or prepayments for future delivery of goods that are not turned over to purchaser.

     (c) Purchase Price for Real Property. At the closing, Buyer shall pay Seller the sum of $539,030 for the real property deeded to it as is legally described in paragraph 1(b) above subject to adjustments for real estate closing costs as are set forth on Exhibit C attached.

     (d) Paymentof Purchase Price. AttheClosing, Buyershall paythe Purchase Price via cashiers check or wire transfer, as the parties shall agree. Seller agrees that certain lien, lease, tax, commissions or other payments with respect to the Subject Assets and the property subject to the lease provided for in Paragraph 4. shall be made out of the purchase price and that the purchase price shall be distributed to those persons and in those amounts shown on the Schedule of Distribution of Purchase Price attached hereto as Exhibit C-I at closing. Payment of the Purchase Price in accordance with said Schedule shall constitute full payment of the Purchase Price by Buyer.

     (e) Allocation of Purchase Price. The Purchase Price shall be allocated among the Subject Assets as follows:

Item                                                   Amount
Real Property                                        539,030.00
Rental Buildings                                     325,525.00
Equipment and Machinery                              105,937.00
Intellectual Property and Intangibles
Accounts Receivable                                   11,573.00
Vehicles                                              33,428.00
WIP                                                   94,040.00
Inventories                                           28,074.00
Total                                             $1,137,606.00

     The parties hereto agree to report the amounts payable under this Agreement and under the documents and agreements executed in connection herewith in a manner consistent with the intentions of the parties as indicated in such documents and agreements. In addition, the parties hereto agree not to take any position on their respective federal income tax returns (including Internal Revenue Service form 8594) which is inconsistent with such allocations. The allocations above contain the allocation of purchase price among whole categories of Assets. Buyer may at any time up to the date of closing make further allocations of the amount designated for each category of Assets to the specific items within each such category.

      (f) Good Faith Deposit Buyer has deposited with Techspace, Inc.s broker, Equity Partners, Inc. $145,000.00 representing a Good Faith Deposit. Said Good Faith Deposit, together with all accrued interest, shall be applied against payment of the purchase price set forth above at Closing.

   4. REAL ESTATE. Subject to and in accordance with the terms of this Agreement, Freedom Bank shall deed the real property formerly owned by Techspace, Inc. located at 203 Oak Street, Monona, Iowa, legally described in Paragraph 1(b) above to Buyer via Warranty Deed in substantially the form of Exhibit D and incorporated herein.

   5. CLOSING.

   (i) Time and Place of Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall take place on August 1, 2006 or as soon thereafter after as Buyer shall be satisfied with Sellers ability to deliver clear title to the assets being sold. Closing shall take place at the offices of Freedom Bank, in Monona, Iowa or such other time and place as Seller and Buyer may agree. The effective time of the Closing shall be deemed to 12:01 a.m. CDT on the Closing Date.

   (b) Sellers Deliveries. At the Closing, Seller shall deliver to Buyer the following:

       (i) a transfer statement pursuant to Section 554.9619 of the Iowa
   Code, together with any bills of sale, assignments, certificates of title and such other instruments of conveyance as Buyer shall reasonably require, in a form reasonably satisfactoryto Buyer and Buyers counsel, duly executed, conveying to Buyerthe Subject Assets, free and clear of all liens, claims and encumbrances;

       (ii) a certificate from the Secretary of Seller, in a form reasonably satisfactory to Buyer and Buyers counsel, setting forth the resolutions adopted by the board of directors of Seller authorizing the execution of this Agreement and all documents to be executed in connection herewith and the taking of any and all actions deemed necessary and advisable to consummate the sale of the Subject Assets;

       (iii) actual or constructive possession of the Subject Assets and the Subject Business Records;

       (iv) duly executed satisfactions, termination statements and/or releases in form and substance reasonably satisfactory to Buyer and its counsel sufficient to release any and all liens, claims or encumbrances of Seller affecting the Subject Assets;

       (v) such other instruments as Buyer may reasonably request to vest in Buyer, full and unencumbered title to the Subject Assets.

   (c) Buyers Deliveries. At the Closing, Buyer shall deliver to Seller the Purchase Price in the manner specified pursuant to Section 3(a).

   6. WARRANTIES AND REPRESENTATIONS OF SELLER. Seller hereby warrants and represents to Buyer, which warranties and representations shall survive the Closing as hereinafter set forth, as follows:

   (a) Corporate Matters.

       (i) Seller is a corporation duly incorporated and validly existing under the laws of the State of Iowa and has the authority and power, corporate and otherwise, to carry on all business activities currently or previously conducted by it. Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the agreements and instruments relating hereto and the consummation of the transactions contemplated hereby have been approved by the board of directors of Seller and are and shall constitute valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms.

       (ii) The execution of this agreement and the consummation hereof, do not conflict, or result in the breach of, or constitute a default under, the articles of incorporation or bylaws of Seller or any material agreement or instrument affecting the Subject Assets of which Seller has knowledge and to which Seller is a party or by which it is bound.

   (b) No Consent. No consent, approval, order or authorization of, registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to the Subject Assets as a condition to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

   (c) Title to Subject Assets. Seller owns as hereinbefore provided, and shall at closing assign, transfer and convey to Buyer all of Techspace, Inc.s rights to legal and beneficial ownership of all of the Subject
Assets free and clear of all liens or encumbrances whatsoever.

   (d) Compliance with Law. Seller has complied in all material respects with applicable Iowa Law concerning obtainment of the Subject Assets and transfer of same to Buyer.

   (d) Location of Assets: All of the Subject Assets are located at 203 Oak Street, Monona, Iowa unless they are on assignment to a project in the state of Iowa.

   (e) Notice Regarding Changes: Seller shall promptly inform Buyer in writing of any change in facts and circumstances that will render any of the representations or warranties made herein by Seller inadequate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.



   7. CONDITIONS TO CLOSING. The obligations of the Buyer to close this transaction are specifically conditioned upon the occurrence of, or satisfaction of, the following events and conditions:

      (a) Techspace, Inc. and Buyer shall have conducted a physical inventory on or before closing which results are satisfactory to Buyer and approved and accepted by Techspace, Inc. for purposes of determining an adjustment to the purchase price under paragraph 3(b);

      (b) All representations and warranties of Seller as contained in this agreement shall be true and correct in all material respects at and as of the closing as if such representations and warranties were made at and as of the closing (except for changes contemplated by the terms of this agreement), and Seller shall have performed and satisfied in all material respects all covenants and agreements required by this agreement to be performed and satisfied by it at or prior to closing.

      (c) There shall not have occurred any damage, destruction or loss of any of the Subject Assets (whether or not covered by insurance).

   8. CONDUCT SUBSEQUENT TO CLOSING.

      (a) Execution and Delivery of Further Instruments by Seller. Seller shall as reasonably necessary upon the request of Buyer or its successors or assigns, execute, acknowledge and deliver to Buyer or its successors or assigns such further instruments of conveyance, assignment, transfer, powers of attorney, consents and assurances and shall take such other action as Buyer or its successors or assigns may reasonably request in order to convey, assign, transfer and deliver any of the Subject Assets to Buyer.

      (b) Execution and Delivery of Further Instruments by Buyer. Buyer shall at anytime, and from time to time after the Closing upon the request of Seller, or its successors or assigns, execute, acknowledge and deliver to the requesting party such further instruments and take such other actions as Seller may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

      (c) Access to Business Records. From and after the Closing Date, the Buyer shall use ordinary care to maintain the business records of Techspace, Inc. acquired by it pursuant hereto and, damage by fire or other casualty or accident excepted, shall not for a period of seven (7) years after the Closing Date destroy or dispose of any such records unless it shall first have notified Seller of its intention to do so in writing and shall have afforded Seller an opportunity to take possession thereof. For the seven calendar years following closing, Seller, Techspace, Inc. and its owners shall have access to business records of Techspace, Inc., as needed, on all normal business days provided that Seller, Techspace, Inc., or either of its owners, Daniel H. Palmer, J. Keith Wilson, Margaret H. Wilson, William
E. Britz, Jr. Marina S. Britz, provide 48 hour written notice to Buyer or its assigns. The obligation contained herein to provide access to business records shall survive the closing and shall be an obligation of any successor in interest to Buyer.

      (d) Survival of Obligations. Unless otherwise provided, the representations and obligations contained in this Agreement will survive the consummation of the transactions contemplated by this Agreement. Any investigation made at any time by Buyer or Buyers representatives shall not constitute a waiver of Buyers rights under any representation set forth in this Agreement.

   9. BUYERS RIGHT OF TERMINATION: Buyer shall have the right and option to terminate this contract immediately upon the happening of any of the following:

      a. Upon breach by Seller of any representation or warranty made by Seller herein.

      b. Upon Sellers ceasing, prior to closing, operations of its business in the normal course and as a going concern.

      c. Upon the failure of Seller to satisfy any condition precedent to Buyers obligation to close hereunder set forth in this agreement

In the event Buyer shall elect to terminate this agreement pursuant to the option to terminate contained in this Paragraph 9, upon written notice of such election by Buyer to Seller, this contract shall be deemed terminated.

   10. MISCELLANEOUS.

      (a) Expenses. The parties hereto shall pay their own expenses, including, without limitation, accountants and attorneys fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

      (b) Notices. All notices or other communications required or permitted to be given hereunder to either party shall be in writing and shall be considered to be given and received in all respects when personally delivered or sent by prepaid telex, cable or telecopy or sent by reputable overnight courier service or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows, orto such other address as shall be designated by notice duly given:

      IF TO BUYER:                    Arts-Way Manufacturing Co., Inc.
                                      Attn: Michael B. Hilderbrand, President
                                      P0 Box 288
                                      Armstrong, Iowa 50514
                                      (712) 864-3131, ext. 222
                                      fax (712) 864-3393
                                      e-mail artsway@ncn.net

      WITH A COPY TO:                 Everette L. Wooten, Jr.
                                      600 Plaza Blvd.
                                      Kinston, NC 28501-1600
                                      (252) 523-8000
                                      fax (252) 523-2060
                                      e-mail wootencolevearthlink. net

      IF TO SELLER:                   Freedom Bank
                                      c/o James Burger, President
                                      106 South Main
                                      Monona, IA 52159

      WITH A COPY TO:                 Kevin Clefisch
                                      Clefisch & Saunders Attorneys at Law
                                      108 S. Main, Box 37
                                      Garnavillo, IA 52049

      (c) Public Announcements. The parties shall mutually agree as to what, if any, public announcements are to be made after the sale. Except as may be required by law there shall be no announcement of the Purchase Price by either party.

      (d) Entire Agreement This Agreement, and the agreements executed and delivered simultaneously herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are hereby superseded, it being the intention of the parties hereto that this agreement shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

      (e) Binding Effect. This Agreement shall be binding upon the parties hereto, their respective legal representative, successors, and assigns.

      (f) Paragraph Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

      (g) Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforces accordingly.

      (h) Applicable Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Iowa.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

SELLER:                            BUYER:
Freedom Bank                       Arts-Way Manufacturing Co., Inc.
By: /s/ Keith L. Garms             By: /s/ J. Ward McConnell, Jr.
        Keith L. Garms, President          J. Ward McConnell, Jr. Chairman of
                                           the Board